RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-189888

Pricing Supplement Dated March 25, 2015 To the Product Prospectus Supplement ERN-ETF-1 Dated July 26, 2013, Prospectus Supplement Dated July 23, 2013, and Prospectus, Dated July 23, 2013	$6,832,000 Autocallable Notes Linked to the Worst Performing of the iShares® MSCI EAFE ETF and the iShares® Russell 2000 ETF, Due September 29, 2016 Royal Bank of Canada

Royal Bank of Canada is offering the Autocallable Notes (the “Notes”) linked to the Worst Performing of the iShares® MSCI EAFE ETF and the iShares® Russell 2000 ETF (each, a “Fund” and together, the “Funds”).

The CUSIP number for the Notes is 78012KCW5. The Notes will be automatically called at the applicable Call Amount if the closing price of each Fund on any Observation Date is greater than or equal to its Initial Level. If your Notes are not called and the Percentage Change of the Worst Performing Fund (each as defined below) is less than -20%, you will lose 1.25% of the principal amount for each 1% that the Percentage Change of the Worst Performing Fund is below -20%.

Call Amounts: $1,047.50 if called in September 2015, $1,095.00 if called in March 2016, and $1,142.50 if called on the Valuation Date.

The Notes do not pay interest. Any payments on the Notes are subject to our credit risk.

Issue Date: March 30, 2015

Maturity Date: September 29, 2016

The Notes will not be listed on any securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated July 23, 2013, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement dated July 26, 2013, and “Selected Risk Considerations” beginning on page P-8 of this pricing supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	100.00%	$6,832,000.00
Underwriting discounts and commissions	0.05%	$3,416.00
Proceeds to Royal Bank of Canada	99.95%	$6,828,584.00

The initial estimated value of the Notes as of the date of this pricing supplement is $981.90 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of $0.50 per $1,000 in principal amount of the Notes and used that commission to allow selling concessions to other dealers of up to $0.50 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

We may use this pricing supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Autocallable Notes Linked to the Worst Performing of the iShares® MSCI EAFE ETF and the iShares® Russell 2000 ETF, Due September 29, 2016

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series F

Underwriter:	RBC Capital Markets, LLC (“RBCCM”)

Reference Asset:	The iShares® MSCI EAFE ETF (Bloomberg ticker: EFA) (the “EFA”) and the iShares® Russell 2000 ETF (Bloomberg ticker: IWM) (the “IWM”)

Currency:	U.S. Dollars

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof

CUSIP:	78012KCW5

Pricing Date:	March 25, 2015

Issue Date:	March 30, 2015

Observation Dates:
September 25, 2015, March 28, 2016, and September 26, 2016. The Observation Dates are subject to postponement if a market disruption event occurs, as described in “Additional Terms of the Notes—Market Disruption Events and Other Events” below.

Valuation Date:	September 26, 2016

Maturity Date:	September 29, 2016, subject to extension for market and other disruptions, as described in the product prospectus supplement dated July 26, 2013.

Term:	Approximately 18 months

Automatic Call:
The Notes will be automatically called on any Observation Date if the Observation Level of each Fund on that Observation Date is greater than or equal to its Initial Level. If the Notes are called, the investor will receive the applicable Call Amount on the applicable Call Settlement Date.

If the Observation Level of one or both Funds on an Observation Date is below its Initial Level, then the Notes will not be called.

Call Amounts (per Note):	$1,047.50 if called on the first Observation Date; $1,095.00 if called on the second Observation Date; and $1,142.50 if called on the Valuation Date.

Call Settlement Dates:
If the Notes are called, the applicable Call Amount will be paid on September 30, 2015, March 31, 2016, or the maturity date, as applicable. The Call Settlement Dates are subject to postponement in the event of market disruption events, as described in “Additional Terms of the Notes—Market Disruption Events and Other Events” below.

RBC Capital Markets, LLC

Autocallable Notes Linked to the Worst Performing of the iShares® MSCI EAFE ETF and the iShares® Russell 2000 ETF, Due September 29, 2016

Payment at Maturity (if not called and held to maturity):
If, on the Valuation Date, the Percentage Change of the Worst Performing Fund is less than 0%, but not by more than the Buffer Percentage (that is, the Percentage Change of the Worst Performing Fund is between 0% and -20%), then the investor will receive the principal amount only.

If, on the Valuation Date, the Percentage Change of the Worst Performing Fund is negative, by more than the Buffer Percentage (that is, the Percentage Change of the Worst Performing Fund is between -20.01% and -100%), then the investor will receive a cash payment equal to:

Principal Amount + [Principal Amount x (Percentage Change of the Worst Performing
Fund + Buffer Percentage) x Downside Multiplier]

Worst Performing Fund:	The Fund with the largest percentage decrease (or the smallest percentage increase, if none decrease) between its Initial Level and its Final Level.

Percentage Change:	The Percentage Change with respect to each Fund, expressed as a percentage, is calculated using the following formula: Final Level - Initial Level Initial Level

Initial Level:	$65.54 with respect to the EFA and $122.47 with respect to the IWM, each of which was the closing price of the relevant Fund on the Pricing Date.

Observation Level:	With respect to each Fund, its closing price on the applicable Observation Date.

Final Level:	With respect to each Fund, its closing price on the Valuation Date.

Downside Multiplier:	125%

Buffer Percentage:	20%

Buffer Level:	With respect to each Fund, 80% of its Initial Level.

Principal at Risk:	The Notes are NOT principal protected. You may lose all or a substantial portion of your principal amount at maturity if the Final Level of the Worst Performing Fund is less than its Buffer Level.

Calculation Agent:	RBCCM

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion herein under “Supplemental Discussion of U.S. Federal Income Tax Consequences” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated July 26, 2013 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

RBC Capital Markets, LLC

Autocallable Notes Linked to the Worst Performing of the iShares® MSCI EAFE ETF and the iShares® Russell 2000 ETF, Due September 29, 2016

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated July 23, 2013).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated July 26, 2013, as modified by this pricing supplement.

RBC Capital Markets, LLC

Autocallable Notes Linked to the Worst Performing of the iShares® MSCI EAFE ETF and the iShares® Russell 2000 ETF, Due September 29, 2016

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23, 2013 and the product prospectus supplement dated July 26, 2013, relating to our Senior Global Medium-Term Notes, Series F, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated July 23, 2013 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated July 26, 2013, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

Prospectus Supplement dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

Product Prospectus Supplement ERN-ETF-1 dated July 26, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004107/a725131424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

RBC Capital Markets, LLC

Autocallable Notes Linked to the Worst Performing of the iShares® MSCI EAFE ETF and the iShares® Russell 2000 ETF, Due September 29, 2016

HYPOTHETICAL RETURNS

The examples set out below are included for illustration purposes only. The hypothetical Observation Levels of the Funds used to illustrate the calculation of the payment on the Notes are not estimates or forecasts of any Observation Level or the price of any Fund on any trading day prior to the Maturity Date. All examples are based on the Call Amounts set forth above, the Buffer Percentage of 20% (with respect to each Fund, the Buffer Level is 80% of its Initial Level), the Downside Multiplier of 125%, and a hypothetical Initial Level of 100.00 for each Fund. The examples assume that a holder purchased Notes with an aggregate principal amount of $1,000 and that no market disruption event occurs on any Observation Date.

	Notes Are Called on an Observation Date						Notes Are Not Called on Any Observation Date
	Example 1		Example 2		Example 3		Example 4		Example 5
	EFA	IWM	EFA	IWM	EFA	IWM	EFA	IWM	EFA	IWM
Initial Levels	$100.00	$100.00	$100.00	$100.00	$100.00	$100.00	$100.00	$100.00	$100.00	$100.00
Buffer Levels	$80.00	$80.00	$80.00	$80.00	$80.00	$80.00	$80.00	$80.00	$80.00	$80.00
Observation Levels /Percentage Changes on the First Observation Date	$120.00/ 20.00%	$125.00/ 25.00%	$90.00/ -10.00%	$105.00/ 5.00%	$90.00/ -10.00%	$105.00/ 5.00%	$88.00/ -12.00%	$105.00/ 5.00%	$105.00/ 5.00%	$90.00/ -10.00%
Observation Levels /Percentage Changes on the Second Observation Date	N/A	N/A	$120.00/ 20.00%	$125.00/ 25.00%	$85.00/ -15.00%	$120.00/ 20.00%	$78.00/ -22.00%	$120.00/ 20.00%	$95.00/ -5.00%	$110.00/ 10.00%
Observation Levels /Percentage Changes on the Final Observation Date	N/A	N/A	N/A	N/A	$135.00/ 35.00%	$150.00/ 50.00%	$85.00/ -15.00%	$130.00/ 30.00%	$60.00/ -40.00%	$120.00/ 20.00%
Return of the Notes	4.75%		9.50%		14.25%		0.00%		-25.00%
Call Amount or Payment at Maturity per Note	$1,047.50		$1,095.00		$1,142.50		$1,000.00		$750.00
Notes Are Called on an Observation Date

The Notes will be called at the applicable Call Amount if the Observation Level of each Fund is greater than or equal to its Initial Level. After the Notes are called, they will no longer remain outstanding and there will not be any further payments on the Notes.

Example 1 – The Observation Level of each Fund on the first Observation Date is greater than its Initial Level. Therefore, the Notes will be called at $1,047.50 per Note, a 4.75% return.

Example 2 – On the first Observation Date, although the Observation Level of the IWM is greater than its Initial Level, the Observation Level of the EFA is below its Initial Level. Therefore, the Notes will not be called on the first Observation Date. On the second Observation Date, the Observation Level of each Fund is greater than its Initial Level. Therefore, the Notes will be called at $1,095.00 per Note, a 9.50% return.

Example 3 – On the first and second Observation Dates, although the Observation Levels of the IWM are greater than its Initial Level, the Observation Levels of the EFA are below its Initial Level. Therefore, the Notes will not be called on the first or second Observation Date. On the third and final Observation Date, the Observation Level of each Fund is greater than its Initial Level. Therefore, the Notes will be called at $1,142.50 per Note, a 14.25% return.

RBC Capital Markets, LLC

Autocallable Notes Linked to the Worst Performing of the iShares® MSCI EAFE ETF and the iShares® Russell 2000 ETF, Due September 29, 2016

Notes Are Not Called on Any Observation Date

Example 4 – The Notes are not called on any Observation Date because the Observation Level of at least one Fund is below its Initial Level on each Observation Date (including the final Observation Date).  Because the Percentage Change of the Worst Performing Fund is greater than -20%, the Payment at Maturity will be the principal amount of $1,000.00 per Note, a 0.00% return.

Example 5 – The Notes are not called on any Observation Date because the Observation Level of at least one Fund is below its Initial Level on each Observation Date (including the final Observation Date).  The EFA is the Worst Performing Fund and its Percentage Change is -40.00%. Therefore, the Payment at Maturity will be $750.00 per Note, a -25.00% return, calculated as follows:

$1,000 + [$1,000 x (-40% + 20%) x 125%] = $750.00

RBC Capital Markets, LLC

Autocallable Notes Linked to the Worst Performing of the iShares® MSCI EAFE ETF and the iShares® Russell 2000 ETF, Due September 29, 2016

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the securities included in the Funds.  These risks are explained in more detail in the section “Additional Risk Factors Specific to the Notes,” beginning on page PS-5 of the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

•
Principal at Risk – Investors in the Notes could lose all or a substantial portion of their principal amount if the Notes are not called on any Observation Date and the Final Level of the Worst Performing Fund is less than its Buffer Level.  You will lose 1.25% of the principal amount for each 1% that the Percentage Change of the Worst Performing Fund is below -20%.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.

•
Your Payment on the Notes Will Be Determined by Reference to Each Fund Individually, Not to a Basket, and if the Notes Are Not Called, the Payment at Maturity Will Be Based on the Performance of the Worst Performing Fund – Whether the Notes will be called and your Payment at Maturity will be determined by reference to the performance of each Fund. On any Observation Date, if the Observation Level of one Fund is less than its Initial Level, the Notes will not be called even if the Observation Level of the other Fund is greater than its Initial Level. In addition, if your Notes are not called, the Payment at Maturity will be determined only by reference to the performance of the Worst Performing Fund, regardless of the performance of the other Fund. The Notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components.  For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, the depreciation of one basket component could be mitigated by the appreciation of the other basket component, as scaled by the weighting of that basket component. However, in the case of the Notes, the individual performance of each Fund would not be combined, and the depreciation of either Fund would not be mitigated by any appreciation of the other Fund.  Instead, if the Notes are not called, your return will depend solely on the Final Level of the Worst Performing Fund.

•
Your Potential Return Is Limited by the Automatic Call Feature and the Applicable Call Amount – The return potential of the Notes is limited to the applicable Call Amount, regardless of the appreciation of any Fund. Further, if the Notes are called early, you will not receive any further payments on the Notes. Since the Notes could be called as early as September 30, 2015, the total return on the Notes could be limited. As a result, the return on an investment in the Notes could be less than the return on a security directly linked to the positive performance of the Funds or a direct investment in the Funds.

•
Reinvestment Risk – If your Notes are called early, the term of the Notes may be as short as approximately six months. You may be unable to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk if the Notes are called prior to the Maturity Date.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of any amount due on the Notes is dependent upon Royal Bank’s ability to repay its obligations on the applicable payment date.  This will be the case even if the prices of the Funds increase after the pricing date.  No assurance can be given as to what our financial condition will be at the maturity of the Notes.

•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

RBC Capital Markets, LLC

Autocallable Notes Linked to the Worst Performing of the iShares® MSCI EAFE ETF and the iShares® Russell 2000 ETF, Due September 29, 2016

•
You Will Not Have Any Rights to the Securities Included in the Funds – As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in the Funds would have.  The Observation Levels will not reflect any dividends paid on the securities included in the Funds.

•
The Initial Estimated Value of the Notes Is Less than the Price to the Public – The initial estimated value set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the prices of the Funds, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set –The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.

•
Market Disruption Events and Adjustments – The payment on the Notes and the Observation Dates are subject to adjustment as described in this pricing supplement and the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

•
Adjustments to the Funds Could Adversely Affect the Notes — BlackRock Fund Advisors (“BlackRock”), as the investment adviser of the Funds, is responsible for calculating and maintaining the Funds. BlackRock can add, delete or substitute the stocks comprising the Funds. BlackRock may make other methodological changes that could change the share price of either Fund at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the Notes.

RBC Capital Markets, LLC

Autocallable Notes Linked to the Worst Performing of the iShares® MSCI EAFE ETF and the iShares® Russell 2000 ETF, Due September 29, 2016

•
Changes that Affect the Underlying Indices Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity — The policies of the index sponsors of the MSCI EAFE Index and the Russell 2000® Index (each, an “Underlying Index” and, together, the “Underlying Indices”), concerning the calculation of the applicable Underlying Index, additions, deletions or substitutions of the components of the applicable Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the applicable Underlying Index and, therefore, could affect the share price of the applicable Fund, the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if an index sponsor changes these policies, for example, by changing the manner in which they calculate the applicable Underlying Index, or if the calculation or publication of the applicable Underlying Index is discontinued or suspended.

•
We Have No Affiliation with the Index Sponsors and Will Not Be Responsible for Any Actions Taken by These Entities — The index sponsors are not our affiliates and will not be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of these entities, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. These entities have no obligation of any sort with respect to the Notes. Thus, these entities have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes. None of our proceeds from the issuance of the Notes will be delivered to these entities.

•
We and Our Affiliates Do Not Have Any Affiliation with BlackRock and Are Not Responsible for its Public Disclosure of Information — We and our affiliates are not affiliated with the investment adviser in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding its methods or policies relating to the Funds. BlackRock is not involved in the offering of the Notes in any way and has no obligation to consider your interests as an owner of the Notes in taking any actions relating to the Funds that might affect the value of the Notes.  Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about BlackRock or the Funds contained in any public disclosure of information.  You, as an investor in the Notes, should make your own investigation into the Funds.

•
The Correlation Between the Performance of Each Fund and the Performance of the Applicable Underlying Index May Be Imperfect — The performance of each Fund is linked principally to the performance of the applicable Underlying Index. However, because of the potential discrepancies identified in more detail in the product prospectus supplement, the return on each Fund may correlate imperfectly with the return on the applicable Underlying Index.

•
Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Funds or securities held by the Funds that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the prices of the Funds, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of securities held by the Funds, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Funds. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the price of the Funds, and, therefore, the market value of the Notes.

RBC Capital Markets, LLC

Autocallable Notes Linked to the Worst Performing of the iShares® MSCI EAFE ETF and the iShares® Russell 2000 ETF, Due September 29, 2016

ADDITIONAL TERMS OF THE NOTES

Market Disruption Events and Other Events

For either Fund (an “Affected Fund”), if (i) a Market Disruption Event occurs on an Observation Date or (ii) any scheduled Observation Date is determined by the calculation agent not to be a trading day (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the price of each Fund for that non-calculation day, and as a result, its Observation Level, as follows:

•	The Observation Level of the Fund that is not an Affected Fund will be its closing price on that non-calculation day.

•
The Observation Level of the Affected Fund will be its closing price on the first trading day following that non-calculation day on which the calculation agent determines that a market disruption event is not continuing.  If a market disruption event occurs or is continuing on each trading day to and including the tenth trading day following that non-calculation day, the Observation Level will be determined (or, if not determinable, estimated by the calculation agent in a manner which is considered commercially reasonable under the circumstances) by the calculation agent on that tenth trading day, regardless of the occurrence or continuation of a market disruption event on that day.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Observation Level that would have prevailed in the absence of the market disruption event.

If an Observation Date is postponed, the relevant Call Settlement Date will also be postponed, although not by more than ten trading days.

RBC Capital Markets, LLC

Autocallable Notes Linked to the Worst Performing of the iShares® MSCI EAFE ETF and the iShares® Russell 2000 ETF, Due September 29, 2016

INFORMATION REGARDING THE INDICES

iShares® consists of numerous separate investment portfolios (the “iShares Funds”), including the Funds. Each Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the applicable Underlying Index.  Each Fund typically earns income dividends from securities included in the applicable Underlying Index.  These amounts, net of expenses and taxes (if applicable), are passed along to the Fund’s shareholders as “ordinary income.” In addition, the Fund realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the Notes are linked only to the share price of the Funds, you will not be entitled to receive income, dividend, or capital gain distributions from the Fund or any equivalent payments.

Information provided to or filed with the SEC by iShares® under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not participated in the preparation of, or verified, such publicly available information.  None of the forgoing documents or filings are incorporated by reference in, and should not be considered part of, this pricing supplement. The selection of the Funds is not a recommendation to buy or sell the shares of the Funds. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Funds.

“iShares®” and “BlackRock®” are registered trademarks of BlackRock. The Notes are not sponsored, endorsed, sold, or promoted by BlackRock, or by any of the iShares Funds. Neither BlackRock nor the iShares Funds make any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Neither BlackRock nor the iShares Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the Notes or in connection with our use of information about the Funds or any of the iShares Funds.

The iShares® MSCI EAFE ETF

The EFA seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index. The shares of this Fund trade on the NYSE Arca under the symbol “EFA.”

The MSCI EAFE Index

We have derived all information contained in this pricing supplement regarding the MSCI EAFE Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  The MSCI EAFE Index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.  Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI EAFE Index.

The MSCI EAFE Index is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada. The MSCI EAFE Index is a free float-adjusted market capitalization index with a base date of December 31, 1969 and an initial value of 100. The MSCI EAFE Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI EAFE Index currently consists of the following 21 developed countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. The MSCI EAFE Index is comprised of companies in both the Large Cap Index and Mid Cap Index, as discussed in the section “—Defining Market Capitalization Size Segments for Each Market” below. The MSCI EAFE Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

General - MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

RBC Capital Markets, LLC

Autocallable Notes Linked to the Worst Performing of the iShares® MSCI EAFE ETF and the iShares® Russell 2000 ETF, Due September 29, 2016

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts in some countries and certain income trusts in Canada are also eligible for inclusion.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•
DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

RBC Capital Markets, LLC

Autocallable Notes Linked to the Worst Performing of the iShares® MSCI EAFE ETF and the iShares® Russell 2000 ETF, Due September 29, 2016

•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:

•	Investable Market Index (Large + Mid + Small);

•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

•	determining the market size−segment cutoffs and associated segment number of companies;

•	assigning companies to the size segments; and

•	applying final size−segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

RBC Capital Markets, LLC

Autocallable Notes Linked to the Worst Performing of the iShares® MSCI EAFE ETF and the iShares® Russell 2000 ETF, Due September 29, 2016

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover. In particular, index maintenance involves:

(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii)	Quarterly Index Reviews in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)
Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

RBC Capital Markets, LLC

Autocallable Notes Linked to the Worst Performing of the iShares® MSCI EAFE ETF and the iShares® Russell 2000 ETF, Due September 29, 2016

The iShares® Russell 2000 ETF

The IWM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index. The shares of this Fund trade on the NYSE Arca, Inc. under the symbol “IWM.”

The Russell 2000® Index

Russell Investments (“Russell”) began dissemination of the Russell 2000® Index on January 1, 1984 and calculates and publishes the Russell 2000® Index.  The Russell 2000® Index was set to 135 as of the close of business on December 31, 1986. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  As a subset of the Russell 3000® Index, the Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The Russell 2000® Index is determined, comprised, and calculated by Russell without regard to the Notes.

Selection of Stocks Comprising the Russell 2000® Index

All companies eligible for inclusion in the Russell 2000® Index must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume). Using the HCIs, Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange.  BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the Russell 2000® Index must trade on a major U.S. exchange. Preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, and trust receipts are not eligible for inclusion in the Russell U.S. Indices. Royalty trusts, limited liability companies, closed-end investment companies, blank check companies, special-purpose acquisition companies, and limited partnerships are also not eligible for inclusion in the Russell U.S. Indices. Business development companies, exchange traded funds and mutual funds are also excluded. Bulletin board, pink-sheets, and over-the-counter traded securities are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion. Companies with a total market capitalization of less than $30 million are not eligible for the Russell 2000® Index. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the Russell 2000® Index.

RBC Capital Markets, LLC

Autocallable Notes Linked to the Worst Performing of the iShares® MSCI EAFE ETF and the iShares® Russell 2000 ETF, Due September 29, 2016

Annual reconstitution is a process by which the Russell 2000® Index is completely rebuilt. On the last trading day of May, all eligible securities are ranked by their total market capitalization. The largest 4,000 become the Russell 3000E Index, and the other Russell indexes are determined from that set of securities. Reconstitution of the Russell 2000® Index occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, Russell adds initial public offerings to the Russell 2000® Index on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

RBC Capital Markets, LLC

Autocallable Notes Linked to the Worst Performing of the iShares® MSCI EAFE ETF and the iShares® Russell 2000 ETF, Due September 29, 2016

Historical Information for the iShares® MSCI EAFE ETF

The graph below sets forth the information relating to the historical performance of the EFA. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing prices of the EFA. The information provided in this table is for the four calendar quarters of 2011, 2012, 2013 and 2014, and for the period from January 1, 2015 to March 25, 2015.

We obtained the information regarding the historical performance of the EFA in the chart below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the EFA should not be taken as an indication of its future performance, and no assurance can be given as to any Observation Level of the EFA. We cannot give you assurance that the performance of the EFA will result in any positive return on your initial investment.
Period Start Date	Period End Date	High Intra-Day Level of the EFA ($)	Low Intra-Day Level of the EFA ($)	Period-End Closing Level of the EFA ($)
1/1/2011	3/31/2011	61.98	54.69	60.09
4/1/2011	6/30/2011	64.35	56.71	60.14
7/1/2011	9/30/2011	60.86	46.09	47.75
10/1/2011	12/31/2011	55.86	45.46	49.53

1/1/2012	3/31/2012	55.91	48.99	54.90
4/1/2012	6/30/2012	55.68	46.55	49.96
7/1/2012	9/30/2012	55.57	47.30	53.00
10/1/2012	12/31/2012	56.88	51.63	56.82

1/1/2013	3/31/2013	59.99	56.69	58.98
4/1/2013	6/30/2013	64.13	56.45	57.38
7/1/2013	9/30/2013	65.11	57.02	63.79
10/1/2013	12/31/2013	67.36	62.54	67.06

1/1/2014	3/31/2014	68.19	62.28	67.17
4/1/2014	6/30/2014	70.78	65.69	68.37
7/1/2014	9/30/2014	69.29	63.85	64.12
10/1/2014	12/31/2014	64.54	58.64	60.84

1/1/2015	3/25/2015	66.20	58.29	65.54

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Autocallable Notes Linked to the Worst Performing of the iShares® MSCI EAFE ETF and the iShares® Russell 2000 ETF, Due September 29, 2016

Historical Information for the iShares® Russell 2000 ETF

The graph below sets forth the information relating to the historical performance of the IWM. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing prices of the IWM. The information provided in this table is for the four calendar quarters of 2011, 2012, 2013 and 2014, and for the period from January 1, 2015 to March 25, 2015.

We obtained the information regarding the historical performance of the IWM in the chart below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the IWM should not be taken as an indication of its future performance, and no assurance can be given as to any Observation Level of the IWM. We cannot give you assurance that the performance of the IWM will result in any positive return on your initial investment.
Period Start Date	Period End Date	High Intra-Day Level of the IWM ($)	Low Intra-Day Level of the IWM ($)	Period-End Closing Level of the IWM ($)
1/1/2011	3/31/2011	84.29	76.95	84.17
4/1/2011	6/30/2011	86.81	77.23	82.80
7/1/2011	9/30/2011	85.97	63.49	64.25
10/1/2011	12/31/2011	76.97	60.09	73.69

1/1/2012	3/31/2012	84.66	73.38	82.85
4/1/2012	6/30/2012	83.99	72.94	79.65
7/1/2012	9/30/2012	86.96	76.22	83.46
10/1/2012	12/31/2012	85.24	76.13	84.29

1/1/2013	3/31/2013	94.95	86.04	94.26
4/1/2013	6/30/2013	100.38	89.13	97.16
7/1/2013	9/30/2013	107.61	97.45	106.62
10/1/2013	12/31/2013	115.97	103.00	115.31

1/1/2014	3/31/2014	120.58	107.28	116.34
4/1/2014	6/30/2014	118.91	107.44	118.81
7/1/2014	9/30/2014	120.97	109.32	109.35
10/1/2014	12/31/2014	121.40	103.54	119.67

1/1/2015	3/25/2015	126.31	114.22	122.47

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Autocallable Notes Linked to the Worst Performing of the iShares® MSCI EAFE ETF and the iShares® Russell 2000 ETF, Due September 29, 2016

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following disclosure supplements, and to the extent inconsistent, supersedes, the discussion in the product prospectus supplement dated July 26, 2013 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under proposed Treasury Department regulations, certain payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends, with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instruments, including the securities, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments or deemed payments made on the securities on or after January 1, 2016 that are treated as dividend equivalents.  However, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Delivery of the Notes will be made against payment for the Notes on March 30, 2015, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”).  See “Plan of Distribution” in the prospectus dated July 23, 2013. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated July 23, 2013.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes.  This excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

STRUCTURING THE NOTES

The Notes are our debt securities, the return on which is linked to the performance of the Funds.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value included in this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

RBC Capital Markets, LLC

Autocallable Notes Linked to the Worst Performing of the iShares® MSCI EAFE ETF and the iShares® Russell 2000 ETF, Due September 29, 2016

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatilities of the Funds, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the pricing date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.

VALIDITY OF THE NOTES

In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 24, 2013, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on July 24, 2013.

In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated July 24, 2013, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated July 24, 2013.

RBC Capital Markets, LLC